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FILED # 6528-03

MAR 18 2003

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

ARTICLES OF INCORPORATION

OF

LIONS PETROLEUM CORP.

FIRST. The name of the corporation is:

Lions Petroleum Corp.

SECOND. Its registered office in the State of Nevada is located at 4745 Caughlin Parkway, Suite 200, Reno, Nevada 89509, that this Corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the bylaws of said Corporation, and that this Corporation may conduct all Corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this Corporation is formed are: To engage in any lawful activity, including, but not limited to the following:

(A) Shall have such rights, privileges and powers as may be conferred upon corporations by any existing law.

(B) May at any time exercise such rights, privileges and powers, when not inconsistent with the purposes and objects for which this corporation is organized.

(C) Shall have power to have succession by its corporate name for the period limited in its certificate or articles of incorporation, and when no period is limited, perpetually, or until dissolved and its affairs wound up according to law.

(D) Shall have power to sue and be sued in any court of law or equity.

(E) Shall have power to make contracts.

(F) Shall have power to hold, purchase and convey real and personal estate and to mortgage or lease any such real and personal estate with its franchises. The power to hold real and personal estate shall include the power to take the same by devise or bequest in the State of Nevada, or in any other state, territory or country.

(G) Shall have power to appoint such officers and agents as the affairs of the corporation shall require, and to allow them suitable compensation.

(H) Shall have power to make bylaws not inconsistent with the constitution or laws of the United States, or of the State of Nevada, for the management, regulation and government of its affairs and property, the transfer of its stock, the transaction of its business, and the calling and holding of meetings of its Stockholders.

(I) Shall have power to wind up and dissolve itself, or be wound up or dissolved.

(J) Shall have power to adopt and use a common seal or stamp, and alter the same at pleasure. The use of a seal or stamp by the corporation on any corporate documents is not necessary. The corporation may use a seal or stamp, if it desires, but such use or nonuse shall not in any way affect the legality of the document.

(K) Shall have power to borrow money and contract debts when necessary for the transaction of its business, or for the exercise of its corporate rights, privileges or franchises, or for any other lawful purpose of its


SECRETARY OF STATE
THE GREAT SEAL OF THE STATE OF NEVADA
ALL FOR OUR COUNTRY
STATE OF NEVADA

CORPORATE CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **LIONS PETROLEUM CORP.** did on **March 18, 2003** file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on **March 19, 2003.**


THE GREAT SEAL OF THE STATE OF
NEVADA

Dean Heller

DEAN HELLER
Secretary of State

By [signature]

Certification Clerk